Stephen J. Schoepfer, President & COO
JAG Media Holdings, Inc.
(609) 945-0405
steve@jagnotes.com

JAG Media Holdings, Inc. Announces Letter of Intent for the Acquisition of
CardioGenics Inc. by a Wholly-Owned Subsidiary of JAG Media

Boca Raton, FL, March 13, 2009 - JAG Media Holdings, Inc. (OTCBB: JAGH) announced today that it has entered into a letter of intent with CardioGenics Inc. and its principal stockholder, pursuant to which CardioGenics will be acquired by JAG Media through its subsidiaries (CardioGenics ExchangeCo, Inc., an Ontario, Canada corporation wholly-owned by CardioGenics CallCo, Inc., also an Ontario, Canada corporation that will be wholly-owned by JAG Media). In consideration of the acquisition of CardioGenics by one of JAG Media's Ontario subsidiaries, CardioGenics stockholders shall be issued at the closing, in exchange for all of the CardioGenics shares, a number of convertible preferred shares of such Ontario subsidiary which, upon conversion, shall result in the issuance of a number of shares of JAG Media common stock equal to eighty-five percent (85%) of JAG Media’s outstanding common stock (on a fully diluted basis) as of the closing date, assuming (for purposes of this calculation) that the shares of common stock resulting from the conversion of the preferred shares were issued at the closing.  CardioGenics stockholders will have the option to receive their pro-rata apportionment of the Ontario subsidiary's convertible preferred shares or, in lieu thereof, may elect to receive directly their pro-rata apportionment of JAG Media common shares. The JAG Media Ontario subsidiaries will be established prior to the closing.

The shares of JAG Media common stock to be received by stockholders of CardioGenics at the closing would not be registered for sale with the U.S. Securities and Exchange Commission and would, therefore, be subject to the rights and restrictions of Rule 144. Shares of JAG Media common stock issued to the Ontario subsidiary stockholders upon conversion of their preferred shares after the closing may not be registered for sale with the U.S. Securities and Exchange Commission prior to six (6) months following the closing and would, therefore, be subject to the rights and restrictions of Rule 144 prior to any such registration. The existing public stockholders of JAG Media will experience significant dilution from the issuance of these shares to the stockholders of CardioGenics and the Ontario subsidiary.

The closing is currently scheduled for April 30, 2009 and is conditioned upon (i) each party completing a due diligence review, the results of which are satisfactory in all respects to each party; (ii) JAG Media and CardioGenics obtaining all appropriate and necessary corporate and shareholder approvals; (iii) the entering into of definitive agreements among the parties, including, without limitation, a mutually acceptable definitive acquisition agreement between CardioGenics and the Ontario subsidiary and other related agreements; and (iv) JAG Media’s common stock continuing to be quoted on the OTC Bulletin Board as of the closing date.

The execution of the definitive acquisition agreement and other related closing documents shall be subject to (a) JAG Media and YA Global entering into the Standby Equity Distribution Agreement (as discussed below) and (b) CardioGenics receiving commitments for not less than $1,500,000 in financing.

Simultaneous with the execution of the letter of intent, JAG Media also entered into a Standby Equity Distribution Agreement (‘SEDA”) with YA Global Master SPV Ltd., pursuant to which YA Global agreed to purchase up to $5,000,000 of JAG Media’s common stock over the course of the thirty-six (36) months following the date the registration statement for the shares to be issued pursuant to the SEDA is first declared effective. JAG Media shall have the right, but not the obligation, to sell common stock to YA Global from time-to-time during the commitment period, in accordance with the terms of the SEDA.

There is no assurance that the definitive documentation called for in the letter of intent will ever be executed, or if executed, that the proposed transaction between JAG Media and CardioGenics will be consummated. Further, to the extent that definitive agreements are reached, no assurances can be given that any such agreements will be entered into consistent with the current expectations of JAG Media and CardioGenics, as contemplated by the terms of the letter of intent.

A copy of the letter of intent, SEDA and related documents, will be filed by the Company on Form 8-K, which will be available on EDGAR.

About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product.

About CardioGenics Inc.

CardioGenics develops technology and products targeting the immunoassay segment of the In-Vitro Diagnostic testing market. CardioGenics has developed the QL Care Analyzer, a proprietary Point Of Care immuno-analyzer, which will run a number of diagnostic tests under  development by CardioGenics, the first of which will be a series of cardiovascular diagnostic tests. As part of its core proprietary technology, CardioGenics has also developed a proprietary method for silver coating paramagnetic microspheres (a fundamental platform component of immunoassay equipment), which improve instrument sensitivity to light. CardioGenics’ principal offices are located in Mississauga, Ontario, Canada.